Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188118, 333-162716, 333-146963, 333-113769, 333-20117 , and 333-58097) pertaining to Lockheed Martin Corporation Hourly Employee Savings Plan Plus of our report dated June 23, 2016, with respect to the financial statements and supplemental schedule of the Lockheed Martin Corporation Hourly Employee Savings Plan Plus included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Mitchell & Titus, LLP

Washington, D.C.

June 23, 2016